Exhibit 5.1

June 4, 2013

Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, Massachusetts 02109

Re:    Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-171600) (as amended or supplemented, the “Registration Statement”) on January 7, 2011 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Boston Private Financial Holdings, Inc. a Massachusetts corporation (the “Company”) of (i) 401 shares of Series B Non-Cumulative Perpetual Contingent Convertible Preferred Stock, $1.00 par value (the “Series B Preferred”); (ii) 401 shares of Series B-1 Non-Cumulative Perpetual Contingent Convertible Preferred Stock, $1.00 par value (the “Series B-1 Preferred”), issuable upon the conversion of the Series B Preferred; (iii) 7,261,091 shares of common stock, par value $1.00 per share (“Common Stock”), issuable upon the exercise of the Series B Preferred or the Series B-1 Preferred; (iv) 5,443,065 warrants to purchase shares of Common Stock; and (v) 7,421,022 shares of Common Stock. The Registration Statement was declared effective by the Commission on January 28, 2011. Reference is made to our opinion letter dated January 7, 2011 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 31, 2013 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by BP Holdco, L.P. of up to 3,900,000 shares of the Company's Common Stock, covered by the Registration Statement and, at the election of the Underwriters, up to 585,000 additional shares of Common Stock (the “Shares”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates and other inquiries of officers of the Company.

The opinions set forth below are limited to Massachusetts law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter llp

GOODWIN PROCTER LLP